Exhibit 99.1

News Release

Superior Industries Reports Third Quarter 2017 Financial Results

Consolidated Third Quarter 2017 Highlights:

•	Unit shipments of 5.0 million

•	Net sales of $331.4 million; value-added sales of $187.4 million

•	Value-added sales per wheel of $37.43 during the quarter

•	Net income of $2.6 million, including the impact from acquisition costs of $5.1 million

•	Adjusted EBITDA of $43.0 million

•	Reaffirming 2017 net sales, value-added sales, and adjusted EBITDA outlook

SOUTHFIELD, MICHIGAN – November 9, 2017 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, today reported financial results for the third quarter ended October 1, 2017.

(Dollars in Millions, Units in Thousands)

	Units		Net Sales
	3Q 2017	3Q 2016	3Q 2017	3Q 2016
North America	2,792	2,912	$180.1	$175.6
Europe	2,216	—	151.3	—

Consolidated	5,008	2,912	$331.4	$175.6

	Valued-added Sales(1)		Adjusted EBITDA(1)
	3Q 2017	3Q 2016	3Q 2017	3Q 2016
North America	$97.0	$98.8	$18.3	$13.8
Europe	90.4	—	24.7	—

Consolidated	$187.4	$98.8	$43.0	$13.8

“As a result of our acquisition of UNIWHEELS, the third quarter marked the first full quarter with our European operations included in our results. Since the closing on May 30th, we have made excellent progress bringing our organization together, and while we have a lot of work ahead, we are focused on leveraging the strengths of our teams, technologies, processes, and customer relationships to enhance the overall performance of our business,” commented Don Stebbins, President and Chief Executive Officer.

Mr. Stebbins continued, “Compared to last year, the addition of our European business offset softer industry production in North America during the third quarter. Importantly, value-added sales per wheel over the last twelve months has continued its upward momentum and adjusted EBITDA in our North American business was positive year-over-year despite unit softness. We remain diligent in executing our strategic priorities to drive improved performance across our business and bring innovative technologies to our customers.”

(1)	See “Non-GAAP Financial Measures” below for a definition and reconciliation to the most comparable GAAP measure.

Third Quarter Results

As of October 1, 2017, Superior owned approximately 93.5% of UNIWHEELS’ outstanding shares of common stock. The Company’s results for the quarter and year-to-date 2017 are presented in accordance with GAAP and include UNIWHEELS’ operations since June 1, 2017. The minority interest for the remaining approximately 6.5% of UNIWHEELS’ shares outstanding is deducted in determining Net Income (Loss) Attributable to Superior.

Consistent with Superior’s efforts to integrate its European operation, which maintains a calendar quarter and year-end close, the third quarter-end date of Superior’s North American operations was adjusted to October 1, 2017 from September 24, 2017, resulting in fourteen weeks for the third quarter of 2017. Due to Superior’s convention of 13-week quarters, this additional week otherwise would have fallen in the fourth quarter of 2017. Going forward, the Company will have a calendar quarter and year-end close.

Wheel unit shipments were 5.0 million in the third quarter of 2017 versus 2.9 million units in the third quarter 2016. The increase was driven by the addition of the Company’s European operations, partially offset by softness in the North American market.

Net sales for the third quarter of 2017 were $331.4 million, compared to net sales of $175.6 million in the third quarter of 2016. Value-added sales, a non-GAAP financial measure defined as net sales less pass-through charges, primarily for the value of aluminum, were $187.4 million for the third quarter of 2017 versus value-added sales of $98.8 million in the third quarter of 2016. Value-added sales were favorably impacted by mix in North America and the addition of Superior’s European operations, partially offset by lower unit volumes in North America. In addition, value-added sales per wheel increased to $37.43 for the quarter. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to value-added sales in this press release.

Gross profit for the third quarter of 2017 was $23.9 million, or 7.2% of net sales, compared to $11.0 million, or 6.3% of net sales in the prior year period. The increase in gross profit was driven by the addition of the Company’s European operations. In addition, gross profit for the quarter was negatively impacted by the effects of non-recurring purchase accounting of $4.7 million related to the acquisition of UNIWHEELS.

Selling, general and administrative expenses for the third quarter were $18.1 million compared to $5.7 million in the prior year period. The increase is due to the inclusion of three months of Superior’s European operations as well as costs related to the acquisition and integration totaling $5.4 million. Excluding the acquisition and integration costs, selling, general and administrative expenses would have been 3.8% of net sales, which compares to 3.3% in the prior year.

Income from operations for the third quarter of 2017 was $5.8 million, which compares to income from operations of $5.3 million in the prior year period. Excluding the previously mentioned impacts, third quarter 2017 income from operations would have been $15.9 million.

The provision for income taxes for the third quarter of 2017 was a benefit of $3.4 million, which compares to a benefit in the third quarter of 2016 of $1.1 million. The income tax benefit in the third quarter of 2017 reflects the impact of the acquisition-related costs, blend of earnings and losses in various jurisdictions, and income in lower taxable jurisdictions.

For the third quarter of 2017, the Company reported net income of $2.6 million. Including the impact of preferred dividends and the ongoing accretion of the preferred shares, the loss per diluted share was $0.22. Net income for the quarter includes after-tax expense of $5.1 million, or $0.20 per diluted share related to the acquisition. Included in this impact is the change in fair value of an embedded option related to the preferred shares. This embedded option will be revalued on a quarterly basis and the change in value will impact net income. The impact on the third quarter was a favorable $4.1 million. These results compare to $6.0 million of net income, or $0.23 per diluted share, in the third quarter of 2016. The decrease in net income is primarily due to increased interest expense and transaction and integration related costs.

Adjusted EBITDA, a non-GAAP financial measure, was $43.0 million, or 22.9% of value-added sales, for the third quarter of 2017. This compares to $13.8 million, or 13.9% of value-added sales for the third quarter of 2016. The improvement was driven by year-over-year improvement in North America, as well as the addition of the Company’s European operations in the quarter. See “Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

Financial Position and Cash Flow

The Company reported cash generated from operating activities of $27.2 million in the third quarter of 2017 compared to $14.7 million during the third quarter of 2016. The increase was primarily driven by working capital improvements and the addition of the Company’s European operations, partially offset by costs related to the acquisition.

During the third quarter of 2017, Superior acquired additional UNIWHEELS shares for $10.5 million, increasing the Company’s ownership of UNIWHEELS to 93.5%.

Also during the quarter, the Company paid cash dividends totaling $4.4 million, which includes a $0.09 per share common dividend and dividends to the preferred shareholder.

Year-to-Date Results

Wheel unit shipments were 11.6 million for the first nine months of 2017, compared to unit shipments of 9.2 million in the prior year period.

Net sales for the first nine months of 2017 were $746.3 million, compared to net sales of $544.4 million in the first nine months of 2016. Value-added sales were $413.3 million for the first nine months of 2017 versus value-added sales of $302.3 million in the first nine months of 2016. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to value-added sales in this press release.

Gross profit for the first nine months of 2017 was $63.2 million compared to $68.2 million in the prior year period. In addition, gross profit for the first nine months of the year was negatively impacted by the effects of non-recurring purchase accounting of $10.8 million related to the acquisition of UNIWHEELS.

Selling, general and administrative expenses for the first nine months of 2017 were $55.5 million compared to $24.7 million in the prior year period. The increase is due to $25.0 million in costs related to the acquisition and integration of UNIWHEELS and $11.4 million related to the addition of four months of UNIWHEELS’ operations.

Income from operations for the first nine months of 2017 was $7.7 million compared to income from operations of $43.5 million in the prior year period. Excluding the previously mentioned acquisition-related impacts on gross profit and selling, general, and administrative expense, income from operations for the first nine months 2017 would have been $43.5 million.

The income tax benefit for the first nine months of 2017 was $4.8 million. This compares to a provision for income taxes of $9.6 million for the prior year period.

For the first nine months of 2017, the Company reported a net loss of $1.6 million. Including the impact of preferred dividends and the ongoing accretion of the preferred shares, the loss per diluted share amounted to $0.50. Net income for the quarter includes after-tax expense of $30.8 million, or $1.23 per diluted share, related to the acquisition. These results compare to $33.6 million of net income, or $1.31 per diluted share, in the first nine months of 2016.

Adjusted EBITDA, a non-GAAP financial measure, was $91.4 million, or 22.1% of value-added sales, for the first nine months of 2017, which compares to $69.8 million, or 23.1% of value-added sales, for the first nine months of 2016. See “Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

2017 Outlook

Superior is reaffirming its previously issued outlook for full year 2017 for net sales, value-added sales, Adjusted EBITDA, capital expenditures, and working capital. UNIWHEELS’ financials are assumed to be translated at an exchange rate of 1.16 EUR/USD for the fourth quarter of 2017.

•	Superior expects net sales to be in the range of $1,095 million to $1,115 million driven by unit shipments of 16.9 million to 17.2 million.

•	Superior expects value-added sales to be in the range of $595 million to $615 million. Value-added sales are defined as net sales less pass-through charges, primarily for the value of aluminum.

•	Adjusted EBITDA is expected to be in the range of $135 million to $145 million.

•	Capital expenditures are expected to be approximately $85 million.

•	Working capital is expected to be a slight source of funds.

•	Taxes are expected to be a net benefit for the year.

•	Interest expense will be approximately $40 million for the year.

Value-added sales and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Information”. In reliance on the safe harbor provided under section 10(e) or Regulation S-K, Superior has not quantitatively reconciled differences between adjusted EBITDA presented in the 2017 outlook to net income, the most comparable GAAP measure, as Superior is unable to quantify certain amounts that would be required to be included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be material.

Conference Call

Superior will host a conference call beginning at 8:00 AM ET on Thursday, November 9th, 2017. The conference call may be accessed by dialing (888) 394-8218 for participants in the U.S./Canada or (323) 701-0225 for participants outside the U.S./Canada using the required conference ID 2460994. The live conference call can also be accessed by logging into the Company’s website at www.supind.com. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Its team collaborates and partners with customers to design, engineer and manufacture a wide variety of innovative and high quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS, RIAL, ALUTEC, and ANZIO. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, please visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “adjusted EBITDA,” which Superior has defined as earnings before interest, income taxes, depreciation, amortization, restructuring charges, plant closure costs, acquisition and integration costs, and impairments of long-lived assets and investments and “value-added sales,” which Superior defines as net sales less pass-through charges primarily for the value of aluminum. Adjusted EBITDA as a percentage of value-added sales is a key measure that is not calculated according to GAAP. Adjusted EBITDA as a percentage of value-added sales is defined as adjusted EBITDA divided by value-added sales. See the Non-GAAP Financial Measures section of the financial tables in this press release for a reconciliation of adjusted EBITDA and value-added sales.

Management believes the non-GAAP financial measures used in this press release are useful to management and may be useful to investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

For reconciliations of adjusted EBITDA and value-added sales to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the “Investors” link at www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2017 outlook included herein, the Company’s ability to consolidate its operations with UNIWHEELS AG, and the Company’s strategic and operational initiatives, including the resolution of operating inefficiencies, product mix and overall cost improvement and are based on current expectations, estimates, and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year-ended December 25, 2016, Quarterly Report on Form 10-Q for the quarter ended June 25, 2017 and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contacts:

Superior Investor Relations

(248) 234-7104

Troy Ford

Investor.Relations@supind.com

Clermont Partners

Victoria Sivrais

(312) 690-6004

vsivrais@clermontpartners.com

(Financial Tables Follow)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Nine Months
	3Q 2017	3Q 2016	3Q 2017	3Q 2016
Net Sales	$331.4	$175.6	$746.3	$544.4
Cost of Sales	307.5	164.6	683.1	476.2

Gross Profit	$23.9	$11.0	$63.2	$68.2
SG&A	18.1	5.7	55.5	24.7

Income From Operations	$5.8	$5.3	$7.7	$43.5
Interest Income (Expense), net	(13.5)	0.0	(28.4)	0.2
Other income (Expense), net	3.0	(0.4)	10.2	(0.5)
Change in Fair Value of Preferred Derivative	4.1	0.0	4.1	0.0

Income (Loss) Before Income Taxes	$(0.5)	$4.9	$(6.4)	$43.2
Income Tax Provision	3.4	1.1	4.8	(9.6)

Consolidated Net Income (Loss)	$2.9	$6.0	$(1.6)	$33.6

Less: Net loss attributable to non-controlling interest	(0.3)	—	0.0	—

Net Income (Loss) Attributable to Superior	$2.6	$6.0	$(1.6)	$33.6

Earnings Per Share:
Basic	$(0.22)	$0.24	$(0.50)	$1.32
Diluted	$(0.22)	$0.23	$(0.50)	$1.31
Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	24,905	25,424	24,963	25,482
Diluted	24,905	25,570	24,963	25,579

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	3Q 2017	4Q 2016
Current Assets	$410.8	$254.1
Property, Plant and Equip, net	518.3	227.4
Investments and Other Assets	634.3	61.3

Total Assets	$1,563.4	$542.8

Current Liabilities	$174.3	$86.0
Long-Term Liabilities	764.5	58.6
Redeemable Preferred Shares	140.6	—
Shareholders’ Equity	484.0	398.2

Total Liabilities and Shareholders’ Equity	$1,563.4	$542.8

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Value-Added Sales	Three Months		Nine Months
	3Q 2017	3Q 2016	3Q 2017	3Q 2016
Net Sales	$331.4	$175.6	$746.3	$544.4
Less:
Aluminum Value and Outside Service Provider Costs	(144.0)	(76.8)	(333.0)	(242.1)

Value-added sales	$187.4	$98.8	$413.3	$302.3

Value-added sales is a key measure that is not calculated according to GAAP. Value-added sales represent net sales less the value of aluminum and services provided by outside service providers (OSP’s) that are included in net sales. Arrangements with our customers allow us to pass on changes in aluminum prices and OSP costs; therefore, fluctuations in the underlying aluminum price and the use of OSP’s generally do not directly impact our profitability. Accordingly, value-added sales is worthy of being highlighted for the benefit of users of our financial statements. Our intent is to allow users of the financial statements to consider our net sales information both with and without the aluminum and OSP cost components thereof.

Adjusted EBITDA	Three Months		Nine Months
	3Q 2017	3Q 2016	3Q 2017	3Q 2016
Consolidated Net Income (Loss)	$2.9	$6.0	$(1.6)	$33.6
Adjusting Items:
- Interest Expense (Income), net	13.4	(0.0)	28.4	(0.2)
- Income Tax Provision (Benefit)	(3.4)	(1.1)	(4.9)	9.6
- Depreciation	17.4	8.6	36.8	25.9
- Amortization	6.7	—	9.1	—
- Inventory Step-up	4.7	—	10.8	—
- M&A and Integration Costs	5.4	—	25.0	—
- Foreign Exchange M&A Gains	—	—	(8.2)	—
- Change in Fair Value of Preferred Derivative	(4.1)	—	(4.1)	—
- Closure Costs (Excluding Accelerated Depreciation)	0.0	0.3	0.1	0.9

	$40.1	$7.8	$93.0	$36.2

Adjusted EBITDA	$43.0	$13.8	$91.4	$69.8

Adjusted EBITDA is a key measure that is not calculated according to GAAP. Adjusted EBITDA is defined as earnings before interest income and expense, income taxes, depreciation, amortization, acquisition support costs, integration costs, closure costs and impairments of long-lived assets and investments. We use adjusted EBITDA as an important indicator of the operating performance of our business. Adjusted EBITDA is used in our internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors and evaluating short-term and long-term operating trends in our operations. We believe the adjusted EBITDA financial measure assists in providing a more complete understanding of our underlying operational measures to manage our business, to evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Outlook for Full Year 2017 Value-Added Sales	Outlook Range
Net Sales Outlook	$1,095.0	$1,115.0
Less:
Aluminum Value and Outside Service Provider Costs	(500.0)	(500.0)

Value-Added Sales Outlook	$595.0	$615.0

Value-added sales is a key measure that is not calculated according to GAAP. Value-added sales represent net sales less the value of aluminum and services provided by outside service providers (OSP’s) that are included in net sales. Arrangements with our customers allow us to pass on changes in aluminum prices and OSP costs; therefore, fluctuations in the underlying aluminum price and the use of OSP’s generally do not directly impact our profitability. Accordingly, value-added sales is worthy of being highlighted for the benefit of users of our financial statements. Our intent is to allow users of the financial statements to consider our net sales information both with and without the aluminum and OSP cost components thereof.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars and Shares in Millions)

	Three Months		Nine Months
	3Q 2017	3Q 2016	3Q 2017	3Q 2016
Basic EPS Calculation
Net (Loss) Income Attributable to Superior	$2.6	$6.0	$(1.6)	$33.6
Less: Accretion of preferred stock	(4.0)	—	(5.2)	—
Less: Redeemable preferred stock dividends	(4.1)	—	(5.8)	—

Numerator	$(5.5)	$6.0	$(12.6)	$33.6
Denominator: Weighted avg shares outstanding	24.9	25.4	25.0	25.5

Basic (loss) income per share	$(0.22)	$0.24	$(0.50)	$1.32

Diluted EPS Calculation
Net (Loss) Income Attributable to Superior	$2.6	$6.0	$(1.6)	$33.6
Less: Accretion of preferred stock	(4.0)	—	(5.2)	—
Less: Redeemable preferred stock dividends	(4.1)	—	(5.8)	—

Numerator	$(5.5)	$6.0	$(12.6)	$33.6
Weighted avg shares outstanding-Basic	24.9	25.4	25.0	25.5
Dilutive stock options and restricted stock units	—	0.2	—	0.1

Denominator: Weighted avg shares outstanding	24.9	25.6	25.0	25.6
Diluted (loss) income per share	$(0.22)	$0.23	$(0.50)	$1.31

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition-related Costs on EPS (Unaudited)

(Dollars in Millions, except EPS amounts)

	Q3 Before Tax Net Income Impact	Nine Months Before Tax Net Income Impact	Location on Income Statement
Inventory Step-up	$(4.7)	$(10.8)	Cost of Sales
M&A and Integration Costs	(5.4)	(25.0)	SG&A

Impact on Income from Operations	$(10.1)	$(35.8)
Non-recurring Interest	$—	$(12.2)	Interest
Foreign Exchange M&A Gains	—	8.2	Other Income
Change in Fair Value of Preferred Derivative	4.1	4.1	Other Income

Total Impact	$(6.0)	$(35.7)
After Tax Net Income Impact	$(5.1)	$(30.8)
EPS Impact	$(0.20)	$(1.23)